Exhibit 99.1

To the Board of Directors and Management of Ameri Holdings, Inc.:

I hereby resign from the board of directors (the “Board”) effective as of February 11, 2019.  There were no disagreements between the company, management or the Board and myself relative to these resignations.

Thank you for the opportunity to be of service.

Sincerely,

/s/ Jim Shad
Jim Shad